SEVERANCE AND CONSULTING AGREEMENT

This Severance and Consulting Agreement ("Agreement") is made by and between Concentric Energy Corp., a Nevada corporation ("Company"), and Thomas Fudge, an individual ("Fudge") (collectively the "Parties").

RECITALS

A. Company employed Fudge as Chief Executive Officer and President. Fudge's employment was terminated and Company will provide Fudge with severance benefits on the terms and subject to the conditions set forth herein. The parties hereby confirm their understanding that the termination relates to the Company’s desire to recruit a CEO position with greater experience in conducting initial public offerings, and not to job performance issues.

B. Company desires to retain the service of Fudge in a consulting capacity for a period of three (3) months on the terms and subject to the conditions set forth herein.

C. For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.0 Separation from Company.

1.1 Termination of Engagement as Officer. Company and Fudge agree that Fudge’s employment as an officer of Company terminated on December 21, 2007 (“Separation Date”) and that such termination is effective as to all capacities and titles held by Fudge with respect to Company and its subsidiaries and affiliates. Fudge acknowledges that as of the Separation Date, he has been paid all wages and other sums due to him within the time frames required by law.

1.2 Resignation as Director. Effective as of the Separation Date, Fudge resigns as a member of the Company’s Board of Directors.

2.0 Compensation; Consulting Agreement; Further Agreements.

2.1.1 Severance. Company shall pay Fudge severance pay equivalent to six (6) months of salary in the amount of $13,750 per month ($82,500 total). This payment shall be made to Fudge in monthly payments (and, to the extent legally permissible, shall be treated as 1099 income). Fudge acknowledges that this severance amount is a benefit provided him in return for his execution of this Agreement.

2.1.2 Stock. In the event this Agreement is executed by December 28, 2007, Company shall grant Fudge (a) 60,000 shares of restricted stock for which the vesting will not occur until the time of an initial public offering of the Company; (b) 20,000 non-transferable warrants to acquire shares of the Company’s stock at $7 per share; provided, however, that such warrants shall not be exercisable if the Company does not complete a private placement of its equity securities or other financing with gross proceeds of at least $2.0 million and (c) 20,000 non-transferable warrants to acquire shares of the Company’s stock at $12 per share; provided, however, that such warrants shall not be exercisable if the Company does not complete either (1) any private financing with a private placement price of $12 or more per share or (2) any public offering where the trading price per share is $12 or more with gross cash proceeds an initial public offering of its equity securities with gross proceeds of more than $5 million.

All shares issued to Fudge hereunder or upon exercise of any outstanding options or warrants (or otherwise after the date of this Agreement) shall, prior to the time of the Company’s initial public offering or three years, whichever comes first, be subject to (a) a right of the Company to reacquire such shares at the original purchase price in the event of a breach of this Agreement by Fudge, (b) a right of first refusal in favor of the Company in the event Fudge attempts to transfer such shares, and (c) an irrevocable proxy granted to the board of the Company to vote such shares on all matters. The Company shall retain the certificates for such shares until the period lapses for these conditions.

2.1.3. Additional Consideration.

(a) At signing, Fudge shall receive a signing amount of $25,000.

(b) In the event that Fudge signs this Agreement on or before December 28, 2007, (i) upon, and subject to, the Company’s successful completion of a private placement of its securities within six months of this Agreement, Fudge shall receive an additional payment of 2.5% per each one million of the gross proceeds received by the Company, up to a total maximum payment of $125,000, and (ii) upon, and subject to, the Company’s successful completion of an initial public offering of its securities (or business combination in which the Company’s board of directors remains in control of the Company) with proceeds of $20 million within 12 months of this Agreement, Fudge shall receive an additional payment of $100,000, with an additional payment $25,000 for each $5 million of gross proceeds to the Company in such transaction up to a total maximum payment of $225,000.

2.1.4. Payment of Amounts Owed. At signing, the Company shall pay Fudge any reimbursements, loans, or other amounts owed to Fudge for advances to the Company, including repayment of convertible note in the amount of $47,925 ($45,000 in principal and $2,925 in interest to December 31, 2007).

2.2 Medical Benefits. Fudge shall receive an allowance for medical benefits of $750 per month for a period of six months. If Fudge is eligible to continue these benefits through COBRA, more information regarding COBRA will follow under separate cover from Company’s insurance provider.

2.3 Vacation Pay. Company has paid Fudge through the Separation Date all accrued but unused vacation or paid time off.

2.4. Consulting Services. For a period of three (3) months, Fudge shall provide up to 10 hours per month of consulting services to Company with respect to the technical report being prepared by Agapito Associates, including without limitation providing assistance to Company personnel in connection with the preparation and review of such report. Fudge shall simultaneous copy Company on all written or electronic communications to or from Agapito Associates.

2.5 Contacts. Fudge agrees that he shall not initiate contacts to discuss the Company or its business with any shareholders, employees or vendors of the Company, or the principals thereof (including specifically E-VAT, Kvaerner, Mountain States, Kleinfelder, Pillsbury Winthrop or Gallagher & Kennedy), other than pursuant to his consulting duties hereunder with Agapito Associates. Fudge agrees that he shall promptly refer to the Company counsel, by email (bdravis@downeybrand.com, or such other address as is provided by the Company) all contacts to him initiated by shareholders, employees or vendors to discuss the Company or its business, and that he shall not respond to such contacts other than to notify them that he is referring their contact to the Company.

2.6 Relocation. The Company shall provide $15,000 to assist Fudge in relocating from, and to meet temporary housing costs in, the Phoenix area following the termination. The Company shall allow Fudge to continue to store a small amount of personal furniture in the Wickenburg warehouse and upon 24 hours notice to the Company retrieve said furniture during normal business hours (unless other arrangements are expressly made in advance) when relocating from the Phoenix area.

3.0 Sufficiency of Consideration. Company and Fudge specifically agree that the consideration provided to Fudge pursuant to Section 2.1 is good and sufficient consideration for this Agreement.

4.0 Mutual Release. In consideration of the mutual promises and covenants in this Agreement, Fudge and the Company hereby each release the other of and from all claims, demands, damages, actions, causes of action, liens, agreements, covenants, obligations, controversies, debts, costs, expenses, judgments, orders and liabilities of whatever kind or nature, whether known or unknown, whether in law, equity or otherwise, which either of them may have against the other, including any claims that are not known or asserted at this time. The Company agrees to take whatever steps are necessary to remove Fudge as co-signer from the F-350 and F-450 load agreements. Without limitation, Fudge further agrees:

4.1 Filing of Actions. That he has not filed and will refrain from filing on his own or from participating with any third party in filing any action or proceeding against Company, its subsidiaries or parents, any member of the Board of Directors in any of their capacities, including individually, its present or former employees, officers, directors, agents, shareholders or affiliates (hereinafter "Released Parties") with any administrative agency, board, or court relating to the termination of Fudge's employment as of the Separation Date, or any acts related to Fudge's employment with Company occurring prior to the Separation Date..

4.2 Dismissal. That if any agency, board or court assumes jurisdiction of any action against the Released Parities arising out of the termination of Fudge's employment or any acts related to Fudge's employment with Company occurring prior to the Separation Date, Fudge will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

4.3 Mutual Indemnification. Each of Fudge and the Company agrees to indemnify the other for all costs, damages, losses or expenses incurred to third parties arising out of a breach of this Agreement, or arising from actions taken by the other prior to the date of this Agreement, including, without limitation, any shareholder actions. No indemnification shall be required with respect to any matters arising before the date of this Agreement which have been specifically disclosed by one party to the other and attached as an exhibit hereto

5.0 Compromise and Settlement. Fudge, in consideration of the promises and covenants made by Company in this Agreement, hereby compromises, settles and releases Company and Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Company and Fudge, and the termination of the employment relationship. Such claims include those Fudge may have or has against Company or Released Parties.

6.0 Waivers. The Parties acknowledges that the mutual release contained in this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to his employment relationship with Company and its termination, and expressly waives any benefits any Party he may have under any applicable law respecting assertion of unknown claims.

7.0 Non-Competition; Non-Solicitation. For a period of two years from the date hereof, Fudge hereby covenants and agrees with Company that Fudge will not, either directly or indirectly, engage or consult with any uranium mining business or company with significant uranium mining activities reasonably determined by the Company (upon at least two weeks prior notice from Fudge) to conflict the Company or its business; nor shall he engage or consult with any public shell, public or private equity group, or other investor which intends or considers undertaking an acquisition in whole or in part of the Company or its assets (including specifically Ralph Kettell or his affiliates). For a period of two years from the date hereof, Fudge will not, either for Fudge or for any other party, directly or indirectly, solicit, induce or attempt to induce any then existing employee, consultant or contractor of Company or any of its affiliates or any prospective employee, consultant or contractor to which Company or any of its affiliates has offered employment or a consulting or contracting relationship to (i) not accept employment with Company or any of its affiliates, (ii) to terminate his or her employment or his, her or its services with, Company or any of its affiliates or (iii) to take employment with a party other than Company or an affiliate of Company.

In the event the two-year term of this non-competition and non-solicitation obligation is found to be unenforceable, the parties agree that the term shall be deemed to be considered four consecutive six-month terms, each of which shall be separately enforceable to the maximum extent permitted by law.

8.0 No Admission of Liability. Fudge acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Fudge by Company. Company specifically asserts that all actions taken with regard to Fudge were proper and lawful and affirmatively denies any wrongdoing of any kind.

9.0 Confidentiality. Fudge agrees to keep the terms and amount of this Agreement completely confidential, except that Fudge may discuss this Agreement with his attorney, accountant, or other professional advisor who may assist Fudge in evaluating or reviewing this Agreement or the tax implications of this Agreement. Company agrees to keep the terms of this Agreement confidential except as to those employees, officers, agents, or directors of Company who have a need to know the terms of this Agreement and except as required by law, including the securities laws.

10.0 Confidential Information. Company has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes, but is not limited to, any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, marketing and sales data, product and product development information, customer lists and preferences, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, maps, feasibility studies, databases, geological and technical studies, blueprints, shareholder information, mining plans, historic data, and supplier and vendor identities, characteristics and agreements ("Confidential Information"). Fudge has had access to confidential information of persons or entities for whom Company performs services, or from whom Company or Fudge has obtained information ("Customers"). Confidential Information includes not only information disclosed by Company or its Customers to Fudge in the course of Fudge's employment with Company, but also information developed or learned by Fudge during the course of Fudge's employment with Company. Confidential Information is to be broadly defined.

Fudge acknowledges that during Fudge's employment with Company, Fudge has had access to such Confidential Information. Fudge agrees that at all times after Fudge's employment with Company is terminated, Fudge will (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Company or its Customers; (ii) not cause the transmission, removal or transport of Confidential Information of Company or its Customers; (iii) not publish, disclose, or otherwise disseminate Confidential Information of Company or its Customers..

11.1 Mutual Non-Disparagement. Company and Fudge agree that neither will utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party's reputation. Fudge also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties' reputations. Any violation of this Section by Fudge will constitute a material breach of this Agreement terminating Company's obligation to pay severance under Section 2 of this Agreement. Any violation of this Section by the Company will constitute a material breach of this Agreement for which Fudge shall be entitled to require a written retraction; the Company shall reimburse Fudge for legal fees and court costs reasonably incurred in enforcing this provision.

11.2 Disparagement Through Third Parties. Company and Fudge agree that neither will indirectly, or through the use of third parties, utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party's reputation. Fudge also agrees that he will not indirectly, or through the use of third parties, utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties' reputations. Any violation of this Section by Fudge will constitute a material breach of this Agreement terminating Company's obligation to pay severance under Section 2 of this Agreement. Any violation of this Section by the Company will constitute a material breach of this Agreement for which Fudge shall be entitled to require a written retraction; the Company shall reimburse Fudge for legal fees and court costs reasonably incurred in enforcing this provision.

11.3 Cooperation on Announcement. The Company and Fudge shall jointly approve the written announcement relating to Fudge’s termination, and shall cooperate on the preparation of the announcement to Company staff about the termination.

12.0 Company Property. On or before Fudge's Separation Date, Fudge shall return to Company all Company property in his possession including, but not limited to, keys, phones and accessories, laptop computers and accessories, original and all copies of any written, recorded, or computer-readable information about Company's practices, procedures, files, trade secrets, pricing, customer lists, shareholder lists, product cultivation or marketing associated with Company's business. Fudge hereby certifies that he has not retained any copies of Confidential Information on his personal computer or in any other form, nor has he transferred or caused to be transferred such material to any third party (other than those disclosed in a separate attachment hereto provided to the Company). Company shall provide Fudge with a new replacement laptop computer equivalent to his existing laptop (including applications), and shall transfer personal files extracted from the existing laptop computer with Fudge’s cooperation. Fudge shall provide Company with electronic copies of all Confidential Information and Company information resident on any other computers under his control not surrendered to the Company, and hereby certifies that he has removed such files from his computer, does not retain any copies (in electronic form or otherwise) of such files, and has not transmitted or caused to be transmitted such files to any third party. Any use or disclosure of the foregoing Company intellectual property shall result in the immediate revocation of the release granted to Fudge hereunder, and result in Fudge forfeiting any unpaid payments hereunder, and the Company shall immediately reacquire (subject to any obligation to repurchase at the original purchase price) any shares of stock acquired by Fudge subject to this Agreement.

13.0 Representation by Attorney. Fudge acknowledges that Fudge has carefully read this Agreement; that Fudge understands its final and binding effect; that Fudge has been advised to consult with an attorney; that Fudge has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Fudge has either chosen to be represented by counsel or has voluntarily declined such representation; and that Fudge understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14.0 No Reliance Upon Representations. Fudge hereby represents and acknowledges that in executing this Agreement, Fudge does not rely and has not relied upon any representation or statement made by Company or by any of Company's past or present shareholders, officers, directors, employees, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15.0 Venue and Jurisdiction.

Any controversy or claim arising out of this Agreement or the breach thereof, or the interpretation thereof, shall be resolved by the appropriate state or federal court in Phoenix, Arizona. Each party shall be entitled to specific enforcement of the agreements contained herein, and consents to the personal jurisdiction of, and to the exclusive venue of, the courts of the state of Arizona for the purpose of all litigation relating to such agreements.

16.0 Attorney's Fees. Each party shall bear its own attorney's fees in the preparation and review of this Agreement. Should suit or action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees.

17.0 Miscellaneous.

17.1 Entire Agreement, Modification. This Agreement contains the entire Agreement between the Parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by further written agreement of the Parties.

17.2 Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The Parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

17.3 Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the Parties' performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Arizona.

17.4 Construction. The language in all parts of the Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.

17.5 Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

Concentric Energy Corp.
(“Company”)

Date: December 28, 2007		/s/ Rockell Hankin
	By:	Rockell Hankin
	Its:	[Title] Chairman

Date: December 27, 2007		/s/ Thomas Fudge
[Fudge Name]
(“Fudge”)